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                          Breyer & Aguggia Letterhead

                                                                       EXHIBIT 5

                               November 12, 1997


Board of Directors
Cavalry Bancorp, Inc.
114 West College Street
Murfreeboro, Tennessee 37130

     RE:  Cavalry Bancorp, Inc.
          Registration Statement on Form S-1


To The Board of Directors:

     You have requested your opinion as special counsel for Cavalry Bancorp, Inc., a Tennessee corporation, in connection with the above-referenced registration statement filed with the Securities and Exchange Commission under the Securities Act of 1993, as amended.

     In rendering this opinion, we understand the common stock of Cavalry Bancorp, Inc. will be offered and sold in the manner described in the Prospectus, which is part of the Registration statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of common stock of Cavalry Bancorp, Inc. will upon issuance be legally issued, fully paid and nonassessable.

     This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "LEGAL AND TAX OPINIONS."

                                        Sincerely,

                                        /s/ Breyer & Aggugia
                                        BREYER & AGUGGIA

Washington, D.C.